Filed pursuant to Rule 424(b)(3)

File No. 333-286866 and 333-268093

PGIM PRIVATE CREDIT FUND

SUPPLEMENT NO. 10 DATED APRIL 15, 2026

TO THE PROSPECTUS DATED APRIL 30, 2025

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of PGIM Private Credit Fund (the “Fund”), dated April 30, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update the Prospectus.

Before investing in our Common Shares, you should read carefully the Prospectus and this Supplement and consider carefully our investment objective, risks, charges and expenses. You should also carefully consider the “Risk Factors” beginning on page 24 of the Prospectus before you decide to invest in our Common Shares.

Update to Prospectus

Mr. Mitchell W. Reed has announced his intention to retire from PGIM, Inc. on or about April 16, 2026. Mr. Reed will step down as a named portfolio manager of the Fund effective April 16, 2026. The other individuals listed as portfolio managers for the Fund in the Prospectus will continue to serve as such.

To reflect this change, all references to Mr. Reed are removed from the Fund’s Prospectus effective April 16, 2026.

LR1527